Exhibit 10.13

MASTER REPURCHASE AGREEMENT (SECURITIES)

Dated as of January 31, 2006

AMONG:

Wachovia Investment Holdings LLC, as buyer (the “Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (the “Agent”);

ECC Capital Corporation as guarantor (the “Guarantor”) and

ECR Investment Corp. as seller (the “Seller”)

1.	APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which the Seller transfers to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Seller such Purchased Assets at a date certain, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.

2.	DEFINITIONS AND INTERPRETATION

a.	Defined Terms.

“Additional Purchased Assets” shall have the meaning assigned thereto in Section 6(a) hereof.

“Adjusted Tangible Net Worth” means shall mean at any date:

(a) Book Net Worth, minus

(b) The sum of (1) all assets which would be classified as intangible assets of the Guarantor and its consolidated Subsidiaries under GAAP, including, without limitation, purchased and capitalized value of servicing rights, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and product development costs) plus (2) all receivables from directors, officers and shareholders of Guarantor and its consolidated Subsidiaries, minus

(c) The amount of unrealized gains on debt securities (as defined in FASB 115) of Guarantor and any Subsidiaries of Guarantor, plus

(d) The amount of unrealized losses on debt securities (as defined in FASB 115) of Guarantor and any Subsidiaries of Guarantor.

Provided that in all cases such amounts shall be determined by combining the relevant figures for Guarantor and for Guarantor and its consolidated Subsidiaries and its Affiliates, as accounted for under the equity method.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agent” means Wachovia Investment Holdings, LLC or any successor.

“Agreement” means this Master Repurchase Agreement (Securities), as it may be amended, supplemented or otherwise modified from time to time.

“Book Net Worth” shall mean the excess of total assets of Guarantor and its consolidated Subsidiaries over Total Liabilities of Guarantor and its consolidated Subsidiaries determined in accordance with GAAP (or such non-GAAP principles as may be disclosed to and approved by Buyer from time to time).

“Breakage Costs” shall have the meaning assigned thereto in Section 3(c) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is obligated by law or executive order to be closed.

“Buyer’s Margin Amount” means, with respect to any Transaction as of any date of determination, the amount obtained by application of Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Buyer’s Margin Percentage” means, with respect to any Transaction as of any date, the percentage obtained by dividing the Market Value of the Purchased Assets on the related Purchase Date by the Purchase Price on such Purchase Date.

“Call Rights” means all rights of Seller under any Governing Agreements to purchase the remaining mortgage loans and all other related assets under the optional termination or any similar provision contained in any Governing Agreement.

“Change in Control” shall mean the acquisition (excluding any conversion of convertible preferred stock to common stock) by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Seller or Guarantor at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning assigned thereto in Section 8 hereof.

“Commitment Fee” means with respect to each Purchased Asset subject to a Transaction, the product of (i) one percent (1%) and (ii) the related Purchase Price of such Purchased Asset; provided, however, that in the event a Purchase Asset becomes subject to a subsequent Transaction and the related Purchase Price for such Transaction is increased, then the Commitment Fee shall be equal to the product of (i) one percent (1%) and (ii) the positive difference (if any) between the current Purchase Price and the highest Purchase Price previously applied in a Transaction for such Purchased Asset.

“Confirmation” shall have the meaning assigned thereto in Section 4(b) hereof.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Fee” means, the product of (i) the Maximum Aggregate Purchase Price and (ii) 2%.

“Default Rate” means, as of any date of determination, the lesser of (i) the Prime Rate plus 4% and (ii) the maximum rate permitted by applicable law.

“Delinquency and Loss Trigger” shall mean with respect to any Residual Security, the threshold set forth in the related Confirmation, if any, for allowable delinquencies and losses with respect to such Residual Security.

“Effective Date” shall mean the date set forth on the top of the first page of this Agreement.

“Eligible Asset” shall mean each Eligible Securities with respect to which (i) each of the representations and warranties set forth on Exhibit C hereto is accurate and complete as of the date of the related Confirmation and at all times thereafter (and the Seller by including any security in any such Transaction shall be deemed to make such representations and warranties to Buyer at and as of the date of such Transaction) and (ii) any related Delinquency and Loss Trigger has not been met.

“Eligible Securities” means un-registered and non-offered (i) Residual Securities issued by Guarantor or an affiliate, and (ii) Residual Securities backed by first-lien and second-lien mortgage loans that were originated by the Seller or an affiliate, in each case that were retained by the Guarantor or an affiliate at the time of issuance.

“Event of Default” shall have the meaning assigned thereto in Section 18 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Agreement” shall mean with respect to any Purchased Asset, the pooling and servicing agreement, indenture or similar agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Guarantor” means ECC Capital Corporation.

“Guaranty” means the Guaranty of the Guarantor, in favor of the Buyer, dated as of the date hereof, as the same may be amended, modified or supplemented from time to time.

“Income” means, with respect to any Purchased Asset at any time, any principal thereof and all interest, dividends and other collections and distributions thereon, but not including any commitment nor origination fees.

“Indebtedness” shall mean, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements (including, without limitation, the Mortgage Loan Repurchase Facility) or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” shall mean, for each day of a Transaction, a rate based on the offered rates of the Reference Banks for one-month U.S. dollar deposits, as determined by the Buyer for the related Purchase Date.

“Margin Call” As defined in Section 6(a).

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the market value of such asset as determined by Buyer in its sole discretion, and (ii) with respect to a Purchased Asset that is not an Eligible Asset, zero.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to a Seller or Guarantor or their Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of a Seller or Guarantor or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against the Seller or any Affiliate that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets.

“Maximum Aggregate Purchase Price” means $50,000,000, reduced by the excess, if any, of the aggregate purchase price outstanding at any time under the Mortgage Loan Repurchase Facility over $950,000,000.

“Monitoring Fee” shall mean an amount equal to $50,000 per month.

“Mortgage Loan Repurchase Facility” shall mean the Amended and Restated Master Repurchase Agreement, dated as of March 16, 2005, by and among Wachovia Bank, National Association, a national banking association, the Borrower, the Guarantor and Bravo Credit Corporation, a California corporation.

“Non-Seller Affiliate” means an Affiliate of Seller that is not, itself, a Seller.

“Notice Date” shall have the meaning assigned thereto in Section 4 hereof.

“Obligations” means (a) all of Seller’s and Guarantor’s obligation to pay the Repurchase Price on the Repurchase Date, and all other obligations and liabilities of Seller and Guarantor to Buyer or its Affiliates arising under, or in connection with, the Program Documents or otherwise, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s or Guarantor’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or such Affiliate of its rights under the related agreements, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s and Guarantor’s obligations to Buyer or any other Person pursuant to the Program Documents.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by the Seller to Buyer) with respect to such Transaction.

“Pricing Rate” means the sum of (i) one-month LIBOR as of the related Purchase Date plus (ii) 250 basis points (2.50%). The Pricing Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the Purchase Date and the Repurchase Date.

“Prime Rate” means the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Principal” shall have the meaning given to it in Annex I.

“Privately Offered Securitization” means a Securities offering by ECC Capital or an affiliate thereof that has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and is sold in the United States only to qualified institutional buyers as defined in Rule 144A under the Securities Act.

“Program Documents” means this Agreement, the Master Security and Netting Agreement, the Guaranty, and any other agreement entered into by any of the Seller and/or a Guarantor, on the one hand, and Buyer or one of its Affiliates on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date on which Purchased Assets are to be transferred by the related Seller to Buyer.

“Purchase Price” shall mean the price at which the Purchased Assets are purchased by the Buyer in a Transaction, which shall equal to the lesser of (a) the outstanding principal amount of such Purchased Asset and (b) (i) with respect to the initial Transaction hereunder the product of 40% and the Market Value of such Purchased Asset, or (ii) with respect to each subsequent Transaction on each Repurchase Date, percentage to be determined by Buyer in its sole discretion, which percentage shall not exceed 65%.

“Purchased Assets” means, with respect to a Transaction, the securities and other Collateral, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6(a) hereof.

“QRS” means a Qualified REIT Subsidiary within the meaning of Section 856(i) of the Code.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller, Guarantor or any other person or entity with respect to a Purchased Asset. Records shall include the certificates with respect to any Purchased Asset and any other instruments necessary to document or service a Purchased Asset.

“Reference Banks” mean any leading banks selected by the Agent which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Repurchase Date” shall have the meaning assigned thereto in Section 3(b) and shall also include the date determined by application of Section 19.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Residual Securities” shall mean non-rated mortgage-backed securities that receive cash flows consisting of excess interest, and/or release of over-collateralization or reserve funds, or any other type of cash flow including mortgage principal and interest payments, prepayment charges and liquidation proceeds.

“SEC” shall mean the Securities and Exchange Commission.

“Servicer” shall mean Option One Mortgage Corporation or other servicer acceptable to Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Assets” has the meaning assigned thereto in Section 16(a).

“Termination Date” has the meaning assigned thereto in Section 27.

“Total Liabilities” shall mean total liabilities of Seller or Guarantor and such party’s consolidated Subsidiaries determined in accordance with GAAP (or with such non-GAAP principles as may be disclosed to and approved by Buyer from time to time).

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of the Seller to enter into a Transaction, in the form attached hereto as Exhibit B which is delivered to Buyer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Yield Maintenance Fee” shall mean with respect to a Purchased Asset on any date of determination, an amount equal to the product of (i) 1.00% and (ii) the Purchase Price for such Purchased Asset.

b.	Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by the Buyer or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Seller and Guarantor, as applicable. Except where otherwise provided in this Agreement any determination, statement or certificate by the Buyer or an authorized officer of the Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where the Seller or Guarantor is required to provide any document to the Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless the Buyer requests otherwise. At the request of the Buyer, the document shall be provided in computer disk form or both printed and computer disk form. This Agreement is the result of negotiations among and has been reviewed by counsel to the Buyer, the Seller and the Guarantor, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, the Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to the Seller or the Guarantor, as applicable, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3.	THE TRANSACTIONS

a. The Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to each Purchased Asset. The Seller is obligated to obtain the Purchased Assets from Buyer or its designee at the Seller’s expense on (or after) the related Repurchase Date.

b. Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, each Purchased Asset that is repurchased by the Seller on the 25th day of each month (or, if such 25th day is not a Business Day, the immediately following Business Day) following the related initial Purchase Date (the day of the month so determined for each month, or any other date designated by the Seller to Buyer for such a repurchase on at least one Business Day’s prior notice to Buyer, a “Repurchase Date”, which term shall also include the date determined by application of Section 19) shall become subject to a new Transaction only if Buyer is notified by the Seller at least three (3) Business Days prior to any Repurchase Date, provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date for each new Transaction. Unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date. In the event that the Buyer calculates a Purchase Price for any Purchased Asset that becomes subject to a new Transaction that is equal to or greater than the product of the Market Value of such Purchased Asset multiplied by 49%, such Purchased Asset shall remain subject to the terms of this Agreement until the Termination Date; provided, however, that the Seller may elect to repurchase such Purchased Asset prior to the Termination Date by paying to the Buyer an amount equal to the sum of (i) the Repurchase Price for such Purchased Asset and any other amounts owed to the Buyer hereunder plus (ii) the Yield Maintenance Fee for such Purchased Asset.

c. If the Seller repurchases Purchased Assets on any day which is not a Repurchase Date for such Purchased Assets, in addition to any Yield Maintenance Fee or any other amounts owed to Buyer hereunder, the Seller shall indemnify Buyer and hold Buyer harmless from any losses, costs and/or expenses which Buyer may sustain or incur arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the applicable 30 day period. Buyer shall deliver to the Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon the Seller, absent manifest error. This Section shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

4.	ENTERING INTO TRANSACTIONS, TRANSACTION NOTICE CONFIRMATIONS

a. Under the terms and conditions of the Program Documents, Buyer may enter into Transactions with a Purchase Price up to the Maximum Aggregate Purchase Price. Unless otherwise agreed, the Seller shall give Buyer notice of any proposed Purchase Date prior to 1:00 p.m. New York City time on the preceding Business Day or, in the case of the initial Transaction, on the Effective Date (the date on which such notice is so given, the “Notice Date”). On the Notice Date, the Buyer shall prepare and provide to the Seller a Transaction Notice setting forth the terms of any such proposed Transaction and the Seller shall request that Buyer enter into such Transaction by furnishing the signed Transaction Notice to Buyer.

b. In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth herein, the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and the Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be delivered to the Buyer accompanied by a certificate power executed in blank. Any Repurchase Price or Price Differential received by Buyer after 1:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6.	MARGIN MAINTENANCE

a. If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions, (such event, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller in such Transactions to transfer to Buyer cash or, at Buyer’s option (and provided Seller has additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets”) within one (1) Business Day of such notice by Buyer, so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer’s Margin Amount, (such requirement, a “Margin Call”); provided that if Seller transfers cash, Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.

b. Notice required pursuant to Section 6(a) may be given by any means provided in Section 35 hereof. Any notice given on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. The Seller, Guarantor and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for the Seller or Guarantor.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Assets subject to that Transaction, such Income shall be the property of Buyer. Any Income received by Seller or Servicer while the related Transaction is outstanding shall be deemed to be held by Seller or Servicer, as applicable, solely in trust for Buyer. Buyer may apply the Income payment to reduce any amounts owed to Buyer hereunder, including, without limitation, to reduce the amount of any Margin Deficit, payment of any fees and expenses hereunder, or payment of any Price Differential.

8.	SECURITY INTEREST

The Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to the Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for the Seller’s performance of all of its Obligations, the Seller hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: the Purchased Assets, the related Records, the Call Rights, the contractual right to receive payments, including the right to payments of principal and interest and the right to enforce such payments arising from or under any of the Purchased Assets, the contractual right to service or arrange for the servicing of each Purchased Asset to the extent, if any, the Seller has such rights, any servicing agreements with respect to each Purchased Asset, and any proceeds and distributions with respect to any of the foregoing (collectively the “Collateral”).

9.	CONDITIONS PRECEDENT

a. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto:

(i) The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii) A certified copy of Seller’s and Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv) An incumbency certificate of the secretaries of Seller and Guarantor certifying the names, true signatures and titles of Seller’s and Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) An opinion of Seller’s and Guarantor’s counsel as to such matters as Buyer (including, without limitation, a security interest opinion, investment company and repurchase agreement), may reasonably request and in form and substance acceptable to Buyer;

(vi) Any accrued and unpaid fees and expenses pursuant to the terms hereof;

(vii) To the extent applicable, a waiver from Guarantor’s lenders permitting Guarantor to issue the Guaranty; and

(viii) Any other documents reasonably requested by Buyer.

b. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	Transaction Notice executed by Seller, delivered pursuant to Section 4(a);

(B)	the definitive certificate representing ownership of such Purchased Asset in the name of Buyer or, if such Purchased Asset is registered on DTC or similar depository, evidence satisfactory to Buyer that the records of DTC or such depository show the Buyer as the beneficial ownership of such Purchased Asset;

(C)	each Governing Agreement with respect to each Purchased Asset; and

(D)	such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its good faith.

(ii) No Default or Event of Default shall have occurred and be continuing.

(iii) Buyer shall not have reasonably determined that a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller and Guarantor are in compliance with the terms and conditions of the Program Documents.

(v) The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) No event or events shall have been reasonably determined by Buyer to have occurred and be continuing resulting in the effective absence of a whole loan or asset-backed securities market.

(vii) If requested, Buyer shall have received satisfactory information regarding the hedging strategy, arrangements and general policy of the Seller with respect to hedge instruments.

(viii) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 9 that were not satisfied prior to such initial Purchase Date.

(ix) The Purchase Price for the requested Transaction shall not be less than $1,000,000 or an integral multiple of $500,000 thereafter.

(x) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.

(xi) Seller shall have paid to Buyer the Commitment Fee (including any additional Commitment Fee in connection with any increase in the Purchase Price on a Repurchase Date) and any accrued and unpaid fees and expenses owed to Buyer in accordance with the Program Documents.

(xii) There is no Margin Deficit in effect immediately prior to such Transaction.

(xiii) Buyer shall not be obligated to enter into more than one Transaction per month (excluding any automatic Transaction pursuant to Section 3(b)).

(xiv) Seller shall provide any other documents reasonably requested by Buyer.

10.	RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price, any Yield Maintenance Fee, if applicable, and all other Obligations owing with respect to a Purchased Asset, if no Default or Event of Default has occurred and is continuing, Buyer shall release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6(a) and 16, the Seller shall give at least three (3) Business Days’ prior written notice to Buyer if such repurchase shall occur on other than a Repurchase Date.

If such a Margin Deficit is applicable, Buyer shall notify the Seller of the amount thereof and the Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

11.	RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to the Seller or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Seller’s or Guarantor’s behalf.

12.	REPRESENTATIONS AND WARRANTIES

Each of Seller and Guarantor hereby jointly and severally represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

(a) Due Organization and Qualification. Each of Seller and Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each of Seller and Guarantor is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents or any failure to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect with respect to Seller or Guarantor or impair the enforceability of any Purchased Asset.

(b) Power and Authority. Each of Seller and Guarantor has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of the Program Documents by Seller and Guarantor has been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(d) Noncontravention. None of the execution and delivery of the Program Documents by the Seller or the Guarantor or the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the agreements of Seller or Guarantor, their charter and organizational documents or material agreements of Seller or Guarantor, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Seller or the Guarantor or either of their properties;

(ii) constitutes a material default by the Seller or the Guarantor under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which the Seller is a party or by which it or any of its properties is or may be bound or affected; or

(iii) results in or requires the creation of any lien upon or in respect of any of the assets of the Seller or Guarantor except the lien relating to the Program Documents; it being understood that Buyer may not reregister the Purchased Assets in the name of an entity that is not a REIT or a QRS to the extent that any requirement exists under the Code at such time that the Purchased Assets be held by a REIT or a QRS in order for the trust issuing any such Purchased Assets to remain exempt from federal income taxes.

(e) Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, the Seller, the Guarantor or any of Affiliates of the Seller or the Guarantor, pending or threatened, which, if decided adversely, would have a Material Adverse Effect with respect to the Seller or the Guarantor.

(f) Valid and Binding Obligations. Each of the Program Documents to which Seller or Guarantor is a party, when executed and delivered by Seller or Guarantor, as applicable, will constitute the legal, valid and binding obligations of the Seller or Guarantor, as applicable, enforceable against the Seller or Guarantor, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.

(g) Financial Statements. The financial statements of Seller and Guarantor, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller and Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller and Guarantor. Except as disclosed in such financial statements, neither Seller nor Guarantor is subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller or Guarantor.

(h) Accuracy of Information. None of the documents or information prepared by or on behalf of Seller or Guarantor and provided by Seller or Guarantor, as applicable, to Buyer relating to Seller’s or Guarantor’s financial condition contain any statement of a material fact with respect to Seller or Guarantor or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Seller or Guarantor, that would render any of such documents or information untrue or misleading in any material respect.

(i) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by Seller or Guarantor of this Agreement or the consummation by Seller or Guarantor of any other Program Document, other than any that have heretofore been obtained, given or made.

(j) Compliance With Law. Etc. No practice, procedure or policy employed or proposed to be employed by Seller or Guarantor in the conduct of its businesses violates any law, regulation, judgment, agreement, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to Seller or Guarantor or a Material Adverse Effect with respect to Seller or Guarantor.

(k) Solvency: Fraudulent Conveyance. Each of Seller and Guarantor is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, neither Seller nor Guarantor will be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Guarantor intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller nor Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller, Guarantor or any of their assets. The amount of consideration being received by Seller upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act Compliance. Neither Seller nor Guarantor is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

(m) Taxes. Each of Seller and Guarantor has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by the Seller or Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(n) Additional Representation. With respect to each Purchased Asset, the Seller hereby makes all of the applicable representations and warranties set forth in each Confirmation to which such Purchased Asset is or has been subject, in each case as of the related Purchase Date, and the Seller understands that if the substance of any such representation or warranty ceases to be true because of events occurring after such date, the Market Value could be adversely affected.

(o) No Broker. Neither Seller nor Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller or Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by the Seller or Guarantor, as applicable.

(p) Corporate Separateness.

(i) The capital of Seller is adequate for the respective business and undertakings of Seller.

(ii) Other than as provided in this Agreement and the other Program Documents, Seller is not engaged in any business transactions with any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(iii) The funds and assets of Seller is not and will not be, commingled with the funds of any other Person.

(q) Hedging. Seller has entered into the hedge instruments pursuant to its customary hedging procedures.

(r) Governing Agreements. Each Governing Agreement is in full force and effect and has not been modified, amended or supplemented except for any modifications, amendments and supplements approved by Buyer.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

13.	COVENANTS OF SELLER AND GUARANTOR

Each of Seller and Guarantor hereby covenants with Buyer as follows:

(a) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

(b) No Amendment or Compromise. Without Buyer’s prior written consent, neither Seller nor Guarantor, nor those acting on Seller’s or Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents.

(c) No Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with the Program Documents.

(d) Reserved.

(e) Preservation of Collateral: Collateral Value. Seller shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Collateral to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Collateral or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

(f) Maintenance of Papers, Records and Files. Seller shall require, and Seller of the Purchased Assets shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. Seller will maintain all such Records not in the possession of Buyer in good and complete condition in accordance with industry practices and preserve them against loss.

(i) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Buyer’s possession unless Buyer otherwise approves.

(ii) For so long as Buyer has an interest in or lien on any Purchased Asset, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Buyer, Seller shall (x) make any and all such Records available to Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller and Guarantor with their respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller and Guarantor with their independent certified public accountants.

(g) Financial Statements: Accountants’ Reports: Other Information. Seller shall keep or cause to be kept in reasonable detail books and records of account of the assets and business of Seller and Guarantor and shall clearly reflect therein the transfer of Purchased Assets to Buyer. Seller and Guarantor shall furnish or cause to be furnished to Buyer the following:

(i) Financial Statements. (x) As soon as available and in any event within 90 days after the end of each fiscal year, the consolidated and consolidating, audited balance sheets of Seller and Guarantor as of the end of each fiscal year of Seller or Guarantor, as applicable, and the audited financial statements of income and changes in equity of Seller and Guarantor, and the audited statement of cash flows of Seller and Guarantor, for such fiscal year accompanied by an unqualified report of a firm of independent certified public accountants of nationally recognized standing and (y) as soon as available and in any event within 45 days after the end of each quarter, the consolidated and consolidating, unaudited balance sheets of Seller and Guarantor as of the end of each quarter, and the unaudited financial statements of income and changes in equity of Seller and Guarantor and the unaudited statement of cash flows of Seller and Guarantor for the portion of the fiscal year then ended, each of which have been prepared in accordance with GAAP and certified by an officer of Seller or Guarantor, as applicable, whose position is at least that of chief accounting officer or vice president, stating that such financial statements are presented fairly in all material respects and in accordance with GAAP, subject to year-end audit adjustments (with respect to quarterly statements), and further certifying that neither seller nor any affiliate thereof is in default under the terms and conditions of the Program Documents or under any agreement evidencing or securing any indebtedness of such entity.

(ii) Monthly Certification. Seller and Guarantor shall execute and deliver a monthly certification substantially in the form of Exhibit A attached hereto.

(h) Notice of Material Events. Seller and Guarantor shall promptly inform Buyer in writing of any of the following:

(i) any Default, Event of Default or default or breach by Seller or Guarantor of any other material obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller or Guarantor reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by Seller or Guarantor;

(ii) any material change in the insurance coverage required of Seller or Guarantor or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) any material dispute, litigation, investigation, proceeding or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person;

(iv) any material change in accounting policies or financial reporting practices of Seller or Guarantor; and

(v) any event, circumstance or condition that has resulted, or has a possibility of resulting, in either a Material Adverse Change with respect to Seller or Guarantor or a Material Adverse Effect with respect to Seller or Guarantor.

(i) Maintenance of Licenses. Each of Seller and Guarantor shall maintain all material licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, and each of Seller and Guarantor shall conduct its business in accordance with applicable law.

(j) No Withholdings for Taxes. Any payments made by the Seller or Guarantor to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if the Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then the Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed. This provision does not apply to income taxes payable by Buyer on its taxable income.

(k) Change in Nature of Business. Neither Seller nor Guarantor shall not make any material adverse change in the nature of its business in respect of the subprime mortgage industry as such business is carried on at the date hereof.

(l) Limitation on Distributions. If an Event of Default has occurred and is occurring, neither Seller nor Guarantor shall not pay any dividends or distributions with respect to any capital stock or other equity interests in Seller or Guarantor whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor, other than distributions required to be made by the Guarantor as a condition to maintaining its status as a REIT.

(m) Merger of Seller. Neither Seller nor Guarantor shall not at any time, directly or indirectly, without Buyer’s prior consent (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect; or (iii) make any Material Adverse Change with respect to Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries, except that Seller may enter into a restructuring involving its affiliates so long as it remains a subsidiary of Guarantor.

(n) Insurance. Seller will obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy.

(o) Affiliate Transaction. Seller will not at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Non-Seller Affiliates unless the terms thereof are no less favorable to the Seller than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not an Affiliate.

(p) Change of Fiscal Year. Neither Seller nor Guarantor will not at any time, directly or indirectly, except upon thirty (30) days’ prior written notice to Buyer, change the date on which the Seller’s or Guarantor’s fiscal year begins from the Seller’s or Guarantor’s, as applicable, current fiscal year beginning date.

14.	REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, the Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price.

15.	REPURCHASE OF PURCHASED ASSETS; CHANGE OF LAW

a. Upon discovery by Seller or Guarantor of a breach of any of the representations and warranties set forth on Exhibit C to this Agreement, Seller or Guarantor shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Seller. The fact that Buyer has conducted or have failed to conduct any partial or complete due diligence investigation in connection with their purchase of any Purchased Assets shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Seller shall, within one (1) Business Day of the earlier of Seller’s or Guarantor’s discovery or either Seller or Guarantor receiving notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit C of this Agreement or (ii) any failure to deliver any of the items required to be delivered with respect to the Purchased Assets within the time period required for delivery pursuant to the Program Documents, promptly cure such breach or delivery failure in all material respects. If within one (1) Business Day after the earlier of Seller’s or Guarantor’s discovery of such breach or delivery failure or Seller or Guarantor receiving notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyers, at Buyers’ option, either (i) repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyers, or (ii) transfer comparable Substitute Assets to Buyers, as provided in Section 16 hereof. In the event that any applicable Delinquency and Loss Trigger has been met or exceeded with respect to any Purchased Asset then either (i) Seller shall repurchase such Purchased Asset within two (2) Business Days or (ii) all Income with respect to such Purchased Asset shall be used to pay the Repurchase Price for such Purchased Asset.

b. If Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBOR, then the Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer, repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and, at the Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth herein as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

c. If Buyer determines in its sole discretion that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time the Seller will compensate Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by Buyer on its other similarly affected customers. Buyer shall provide the Seller with notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, the Seller will have the right to terminate all Transactions then outstanding without any prepayment penalty as of a date selected by the Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date. Nothing in this Section 15 shall be deemed to limit Buyer’s ability to invoke a Margin Call pursuant to Section 6.

16.	SUBSTITUTION

a. The Seller may, subject to agreement with and acceptance by Buyer, substitute other assets which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such other Substitute Assets and transfer to the Seller of such Purchased Assets. After substitution, the Substitute Assets shall be deemed to be Purchased Assets.

b. In the case of any Transaction for which the Repurchase Date is other than the Business Day immediately following the Purchase Date and with respect to which the Seller does not have any existing right to Substitute Assets for the Purchased Assets, the Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 11:00 a.m. (New York City time) on the second preceding Business Day, to Substitute Assets for any Purchased Assets; provided, however, that Buyer may elect, by the close of business on the Business Day following which such notice is received, or by the close of the next Business Day if notice is given after 11:00 a.m. (New York City time) on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by the Seller’s transfer to Buyer of such Substitute Assets and Buyer’s transfer to the Seller of such Purchased Assets, and after such substitution, the Substitute Assets shall be deemed to be Purchased Assets. In the event Buyer elects not to accept such substitution, Buyer shall offer the Seller the right to terminate the Transaction.

c. In the event the Seller exercises its right to substitute or terminate under subsection (b), the Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution, as the case may be, an amount equal to (A) Buyer’s actual cost in bona fide third party transactions (including all fees, expenses and commissions) of (i) entering into replacement transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the Breakage Costs incurred by Buyer directly arising or resulting from such substitution or termination. Nothing in this Section 16 shall be deemed to limit Buyer’s ability to invoke a Margin Call pursuant to Section 6.

17.	REPURCHASE TRANSACTIONS

Buyer may, in its sole election upon providing five (5) Business Days’ notice of such election to Seller, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice; provided that Buyer shall not to convey the Purchased Assets to any counterparty that is not a REIT or a QRS to the extent that any requirement exists under the Code at such time that the Purchased Assets be held by a REIT or a QRS in order for the trust issuing any such Purchased Assets to remain exempt from federal income taxes, and in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in such transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties with respect to the Purchased Assets hereunder and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

18.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

a. Seller fails to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

b. Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6;

c. Seller or Guarantor shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within two (2) Business Days of the earlier of (i) such party’s receipt of written notice from Buyer of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

d. any representation or warranty made by Seller or Guarantor (or Seller’s or Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

e. Seller, Guarantor or Seller’s or Guarantor’s Subsidiaries shall fail to pay any of Seller’s, Guarantor’s or Seller’s or Guarantor’s Subsidiaries’ Indebtedness, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under Seller’s, Guarantor’s or Seller’s or Guarantor’s Subsidiaries’ Guarantee of another person’s Indebtedness for borrowed money, and such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that such Indebtedness is in excess of $2,000,000;

f. a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, Guarantor or Seller’s or Guarantor’s Subsidiaries, or of any of its respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or Seller, Guarantor or Seller’s or Guarantor’s Subsidiaries generally fails to pay any Seller’s, Guarantor’s or Seller’s or Guarantor’s Subsidiaries’ debts as they become due; or Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller, Guarantor or Seller’s or Guarantor’s Subsidiaries; or Seller’s or Guarantor’s or Seller’s or Guarantor’s Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

g. Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries files a voluntary petition in bankruptcy seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries, or of all or any part of Seller’s or Guarantor’s or Seller’s or Guarantor’s Subsidiaries’ Property; or makes an assignment for the benefit of Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries’ creditors;

h. one or more judgments or decrees in an aggregate amount in excess of $2,000,000 shall be entered against Seller or Guarantor and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied, bonded pending appeal, or fully or partially covered by insurance (evidence of such coverage, satisfactory to Buyer, to be provided by the Seller or the Guarantor, provided, however, that in no event shall the uninsured portion of such judgment(s) or decree(s) exceed $2,000,000 in the aggregate), in each case within sixty (60) days from the entry thereof;

i. any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries, or shall have taken any action to displace the management of Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries or to curtail its authority in the conduct of the business of Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries as an issuer, buyer or a seller/servicer of the Purchased Assets or similar securities;

j. Seller or Guarantor or Seller’s or Guarantor’s Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract relating to Indebtedness, and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof;

k. in the reasonable good faith judgment of Buyer any Material Adverse Change shall have occurred with respect to Seller and Seller’s Subsidiaries taken as a whole;

l. Seller or Guarantor shall admit in writing its inability to, or intention not to, perform any of Seller’s respective material Obligations;

m. Seller or Guarantor dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of Seller’s or Guarantor’s (as applicable) business or assets unless Buyer’s written consent is given;

n. this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Collateral purported to be covered hereby;

o. Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import;

p. a Change in Control of Seller or Guarantor shall have occurred which has not been approved by Buyer;

q. the ratio of Adjusted Tangible Net Worth to Indebtedness of the Guarantor at any date is less than 25:1;

r. the Adjusted Tangible Net Worth of Guarantor is less than $40,000,000;

s. the sum of (i) Guarantor’s cash and cash equivalents on a consolidated basis and (ii) the excess of collateral value of Mortgage Loans and related collateral over outstanding borrowings under financing facilities of Guarantor and its Subsidiaries is less than $30,000,000 at any time;

t. the Guarantor’s net income is less than $1.00 for any two consecutive fiscal quarters;

u. any event of default has occurred under any Governing Agreement;

v. a Delinquency and Loss Trigger shall have been met, and any related Purchased Assets shall not have been repurchased;

w. any event of default under any agreement among the Guarantor and its Subsidiaries and Affiliates on the one hand and Buyer and its Subsidiaries and Affiliates on the other hand; or

x. the Seller shall fail to deliver to the Buyer, within five (5) Business Days following the date hereof, any of the following: (i) an investment company act opinion with respect to each of the Seller and the Guarantor, in a form reasonably acceptable to Buyer, (ii) a payment direction letter with respect to each of the Purchased Assets, addressed to the indenture trustee pursuant to the related indenture, notifying such indenture trustee of the Buyer’s interest in the Purchased Assets and directing such indenture trustee to direct the related paying agent to pay any amounts due to the owners of the Purchased Assets to the Buyer by wire transfer and specifying the Buyer’s bank account, notwithstanding any ownership of such Purchased Assets by Seller, Guarantor or any affiliate of either Seller or Guarantor and (iii) three (3) original signature pages executed by each related affiliate of the Seller, to Amendment Number Three to the Master Netting Agreement, dated as of December 1, 2004, among ECC Capital Corporation, Encore Credit Corp. and Wachovia Bank, National Association.

19.	REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(f) or (g) hereof), shall have any or all of the following rights and remedies, which may be exercised by Buyer:

a. The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur;

b. The Seller shall be required to pay to Buyer, the Monitoring Fee, which shall accrue during each calendar month during which any Event of Default exists;

c. The Seller’s obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by the Seller hereunder; the Seller shall immediately deliver to Buyer or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in the Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets thereon shall be deemed transferred to Buyer.

Buyer may (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(b) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets (subject to the limitation set forth in the following paragraph); provided, however, that any such Event of Default, other than an Event of Default related to any bankruptcy or insolvency of the Seller or Guarantor, shall be deemed to be waived for a period of thirty (30) days following such Event of Default upon payment by the Seller to the Buyer of the Default Fee, such fee to be paid in full to Buyer within two (2) Business Days of such Event of Default or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. The Seller shall remain liable to the Buyer for any amounts that remain owing to Buyer following a sale or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to Breakage Costs, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

The Buyer agrees that it shall not sell the Purchased Assets to any entity that is not a REIT or a QRS to the extent that any requirement exists under the Code at such time that the Purchased Assets be held by a REIT or a QRS in order for the trust issuing any such Purchased Assets to remain exempt from federal income taxes.

The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

In addition to its rights hereunder, Buyer shall have the right to proceed against any of the Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or its designee, including the right to liquidate such assets and to set-off the proceeds against monies owed by the Seller, the Guarantor or any of their Subsidiaries or Affiliates to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to the Seller hereunder against all of the Seller’s Obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties (including, without limitation, the Mortgage Loan Repurchase Facility), or otherwise, whether or not such Obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

The Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and Breakage Costs and all costs and expenses incurred within 30 days of the Event of Default in connection with hedging or covering transactions related to the Purchased Assets.

Seller shall cause all sums received by it with respect to the Purchased Assets to be remitted to Buyer (or such other Person as Buyer may direct) after receipt thereof.

Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. The Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives, to the extent permitted by law, any right the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives, to the extent permitted by law, any defense the Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute.

Upon the occurrence of an Event of Default, Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by the Seller.

The Seller hereby authorizes Buyer, at the Seller’s expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without the Seller’s signature thereon as Buyer at its option may deem appropriate, and appoints Buyer as the Seller’s attorney-in-fact to execute any such financing statement or statements in the Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of the Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.

20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

22.	INDEMNITY

a. Each of the Seller and Guarantor agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification and amendment of this Agreement (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with the Seller, the Guarantor or with other creditors of the Seller or Guarantor or any of its Subsidiaries arising out of any Default or any events or circumstances that may arise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto); and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

b. Each of the Seller and the Guarantor agrees to indemnify and hold harmless Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Seller, Guarantor or Seller’s or Guarantor’s officers in this Agreement or any other Program Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, class, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller or Guarantor against the Indemnified Party, and the Seller or Guarantor, as applicable is ultimately the successful party in any resulting litigation or arbitration. Each of the Seller and Guarantor also agrees not to assert any claim against Buyer or any of its Affiliates, or any of its respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

c. Without limitation on the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by the Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 19 or for any other reason, the Seller shall, except as otherwise provided in Sections 15 and 24, upon demand by Buyer, pay to Buyer any Breakage Costs incurred as of a result of such payment.

d. If the Seller or Guarantor fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Seller or Guarantor by Buyer, in its sole discretion.

e. Without prejudice to the survival of any other agreement of the Seller or Guarantor hereunder, the easements and obligations of the Seller contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

23.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

The Seller and Guarantor each hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

24.	REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain the Seller’s obligation. The Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer in connection with the preparation, enforcement or administration of the Program Documents, the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout”. If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then the Seller and the Guarantor each agrees to pay to Buyer, from time to time, upon demand by Buyer the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, the Seller will have the right to terminate all Transactions then outstanding as of a date selected by the Seller, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Seller if any events in clause (i) or (ii) of this Section 24 occur.

25.	FURTHER ASSURANCES

The Seller and Guarantor agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

26.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity therefor.

27.	TERMINATION

This Agreement shall remain in effect until the earliest of (i) April 25, 2006, (ii) at Buyer’s option upon the occurrence of an Event of Default, (iii) March 31, 2006, if any party’s tax counsel advises that continuation of Transactions after that date threatens the Guarantor’s retention of its status as a REIT or (iv) in the event that the parties hereto are unable to negotiate a Delinquency and Loss Trigger with respect to the initial Transaction, exercising good faith, within thirty (30) days of the date hereof (such date, the “Termination Date”). However, no such termination shall affect the Seller’s outstanding obligations to Buyer at the time of such termination. The Seller’s obligations to indemnify Buyer pursuant to this Agreement shall survive the termination hereof.

28.	ASSIGNMENT

The Program Documents are not assignable by the Seller. Buyer may from time to time assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by the Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to another Person approved by the Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, the Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by the Seller. Notwithstanding any assignment by Buyer pursuant to this Section 28, Buyer shall remain liable as to the Transactions.

29.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Guarantor and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

30.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

31.	BINDING EFFECT: GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Seller nor Guarantor may assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

32.	CONSENT TO JURISDICTION

SELLER HEREBY WAIVE TRIAL BY JURY. SELLER HEREBY IRREVOCABLY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION SELLER MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.

33.	SINGLE AGREEMENT

Seller, Guarantor and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Guarantor and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfer in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

34.	INTENT

Seller, Guarantor and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC.

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

35.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Seller:

ECR Investment Corp.

1833 Alton Parkway

Irivine, California 92606

Attention: Roque Santi

Telephone: (949) 856-7611

Facsimile: (949) 823-6211

With a copy to:

Attention: General Counsel

Telephone: (949) 856-4848

Facsimile (949) 856-4948

if to Guarantor:

ECC Capital Corporation

1833 Alton Parkway

Irivine, California 92606

Attention: Roque Santi

Telephone: (949) 856-7611

Facsimile: (949) 823-6211

With a copy to:

Attention: General Counsel

Telephone: (949) 856-4848

Facsimile (949) 856-4948

if to Buyer or Agent:

Wachovia Investment Holdings LLC

301 South College Street

Charlotte, North Carolina 28288

Attention: Andrew Riebe

Telephone: (704) 715-1403

Facsimile: (704) 383-8121

Email: andy.riebe@wachovia.com

or, for Transaction Notices and related documents:

Attention:    Chad Cote

Telephone:  (704) 715-1403

Facsimile:   (704) 383-8121

E-mail:        chad.cote@wachovia.com

as such address or number may be changed by like notice.

36.	CONFIDENTIALITY

This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to the parties and shall be held by the parties in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to the parties’ respective direct and indirect parent companies, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, (ii) upon prior written notice to the other parties, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior written notice to the other parties, any required Securities and Exchange Commission or state securities’ law disclosures or filings.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

ECR INVESTMENT CORP., as Seller

By:	/s/ Roque A. Santi
Name:	Roque A. Santi
Title:	CFO

ECC CAPITAL CORPORATION., as Guarantor

By:	/s/ Roque A. Santi
Name:	Roque A. Santi
Title:	CFO

WACHOVIA INVESTMENT HOLDINGS LLC., as Buyer

By:
Name:
Title: